Harris Associates L.P.

                  PROCEDURES FOR PERSONAL TRADING BY EMPLOYEES

OVERVIEW

Harris Associates L.P. ("Harris" or the "Firm") has adopted a Code of Ethics (the "Code") that governs the conduct of its employees, including trading in any accounts in which employees have a beneficial ownership interest. All employees of the Firm are subject to the Code. The Code includes a number of specific restrictions on employee trading as well as procedures to implement the trading restrictions and reporting requirements.

In addition to the restrictions set forth in the Code, the Firm has implemented additional restrictions on trading by certain employees. Investment professionals, managers of mutual funds, officers of the Oakmark Funds, and the Firm's Chief Compliance Officer ("CCO") are subject to additional restrictions relating to sales (or short sales) of securities on the Firm's Approved Lists and purchases (or buys to cover) of securities by mutual fund portfolio managers. These restrictions are set forth in Attachment 1 (Restrictions on Purchases and Sales of Approved List Securities by Employees).

The CCO reports Code violations and non-compliance with these procedures to the Firm's Audit Committee and to the boards of mutual funds advised by the Firm as requested.

PROCEDURES FOR EMPLOYEE TRADING

MAINTAINING BROKERAGE ACCOUNTS
Employees are required by the Code to maintain all brokerage accounts with the Firm's prime broker, Pershing LLC ("Pershing"), unless they have obtained approval to maintain an outside brokerage account. Such approval is granted only rarely (e.g., for discretionary accounts managed professionally by an independent person), and the Firm receives copies of all such account confirmations and statements.

RESTRICTION LISTS
The Firm has implemented procedures for employee trading that are designed to reasonably ensure compliance with the Code and other trading restrictions. These procedures include a process whereby employee trade requests must be checked for compliance against the Firm's list of restrictions as part of StarCompliance' s automated trade request process(1). The restriction lists are updated a.) manually by the Compliance Department using a proprietary application for securities recently added/removed from the Firm's project lists, securities recently added to the Firm's Approved Lists, and b.) through an automated interface to the Trade Order Management System that includes: open orders, securities where the Firm holds more than 3.9% of the outstanding shares of a U.S. issue or 7.5% of a non-U.S. issue; underlying securities when the Firm is trading equity options; and securities traded within the previous two days by any client advised by the Firm.


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(1) In the event StarCompliance is unavailable, all employee trade requests must be checked manually against the restricted list on the Compliance Intranet page.

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                             Harris Associates L.P.

PRE-APPROVAL REQUIREMENTS - DE MINIMIS RULES
All employees are required to enter their proposed personal trades into StarCompliance as a trade request.
All trade requests for covered securities with a market cap under $750 million USD will generally be automatically approved, provided the request does not violate a restriction period. All trade requests for covered securities with market caps of $750 million USD or more will be processed using an automated set of rules within StarCompliance. Usually, an automated approval or denial will be granted after the employee submits the trade request. If the employee is an Investment Professional (e.g., Research Analyst, Research Assistant, long-term research intern or Fund/Portfolio Manager) or Trader and the trade request is for a security with a market cap of $750 million USD or more, the President will make the decision for domestic trade requests and the International CIO will make the decision for international trade requests. In some instances, approvals may be rescinded later if the facts and circumstances of the trade are found to violate the Firm's Code.

CORPORATE BONDS
If an employee is an Investment Professional requesting a purchase of any corporate debt, irrespective of whether the related equity is on any Approved List or not, or the debt issuer's market cap is above or below de minimus thresholds, the request must be first presented to any Portfolio Manager of the Oakmark Equity & Income Fund for prior consideration. If the Portfolio Manager is not interested in purchasing the bond for the Oakmark Equity & Income Fund or another client account, then the Investment Professional may submit a pre-trade authorization request which will then be routed by StarCompliance for review by the President.

LAST OUT RULE
Employees subject to the "Last Out" rule for sales of Approved List securities (refer to Attachment 1 for the employee categories) must obtain prior approval from the Firm's President (trade requests in StarCompliance will be automatically routed for review by the President) prior to selling such securities.

HOLDING LIMITS
The Firm also imposes holding limits on employees. Employees may not own more than o% of the outstanding shares of any client-owned equity security or more than 4% of the outstanding shares of any non-client-owned equity security.

MARGIN ACCOUNT PROHIBITIONS
Employees are prohibited from holding any client-owned or Approved Listed security(2) on margin.

RESEARCH ANALYSTS' PROHIBITIONS
The President will generally not approve a Research Analyst's(3) request to purchase a security that has a market capitalization in excess of USD $750 million. Approval will be granted only if the following conditions are met: (1) the security is no longer on a Project List(4); and (2) the Research Analyst has previously recommended the security for addition to an Approved List to an appropriate stock selection group (e.g., Team I, SSG (or both) or Small Cap) within the last 3 months; and the security was not added


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(2) Open-end mutual funds are not included in this prohibition. For purposes of this rule, tracking stocks are to be rolled up to the parent company level and applied accordingly.
(3) For purposes of this section only, the term Research Analyst will include Research Associates and long-term interns in the Research groups.
(4) Removing a security from a Project List makes it subject to a cooling off period for 2 days following the removal from the Project List by Compliance in the Application (HALP Utility) Launcher. During the cooling off period, no one may trade the security being removed from a Project List.

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                             Harris Associates L.P.

to an Approved List. If a Research Analyst is also a Fund Manager, then the purchase restrictions applicable to the Fund Managers for the Oakmark Funds and other advised and subadvised funds shall prevail in any instance of a conflict with this section.

PROJECT LIST SALE WAIVERS
Employees may sell a security that is on the Project List subject to additional approval requirements. Approval to sell a Project-Listed security must be obtained from the Research Analyst who is monitoring the security, an additional Research Analyst (as indicated on the SALE WAIVER FORM), the CIO, General Counsel, and the CCO. The Sale Waiver Form is not part of the StarCompliance system. However, one must still process a trade request using StarCompliance and attach the trade request printout and the Sale Waiver Form to the Trade Ticket.

REVIEWS OF EMPLOYEE TRADING

The Compliance Department and certain senior executive management regularly review all personal trading by employees.

DAILY COMPLIANCE REVIEWS
A Compliance Officer(5) reviews the previous day's employee trades executed through Pershing or other approved broker-dealers. The Compliance Officer reviews such transactions against the trade restrictions applicable to each employee. The Compliance Officer also reviews the transactions for proper pre-approval and any potential conflicts of interest. If an employee's trade is found to be in conflict with the Code or any applicable trade restriction, the Compliance Officer will notify the CCO. The employee's trade may be cancelled and booked into the Firm's error account. Employees whose trades that are found to be in violation of the Code and its related employee trade restrictions are not entitled to keep any gains resulting from the violation; these gains will be kept by Harris. However, losses sustained by employees whose trades violate the Code and its related employee trade restrictions are usually borne by the employee, unless there are extenuating circumstances that would reasonably justify moving the loss to the Firm's error account.

COMPLIANCE REVIEWS OF OUTSIDE ACCOUNT ACTIVITY
A Compliance Officer reviews transactions in all approved outside brokerage accounts as trade confirmations and monthly statements are received. This review covers the restrictions noted above. The Compliance Department maintains a list of all approved outside brokerage accounts for employees. This list is updated quarterly and sent to the President, General Counsel, and CCO.

QUARTERLY COMPLIANCE REVIEWS
Each employee is required to complete the Firm's Quarterly Compliance Questionnaire and Transaction Report. All transactions reported on the Questionnaire are reviewed by a Compliance Officer for conformity to the Firm's Code and related employee trading restrictions, and exceptions are reported to the CCO and General Counsel.

ADDITIONAL MANAGEMENT REVIEWS
Brokerage account statements of investment professionals are reviewed on a semi-annual basis.

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(5) The General Counsel will review the CCO's trade activity.

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                             Harris Associates L.P.

o The President reviews holdings and transactions for the Chief Investment Officer -- International, the Chief Investment Officer -- U. S. Equities, the Director of U. S. Research, certain domestic mutual fund managers and all separate account portfolio managers.

o The Director of U. S. Research reviews holdings and transactions for U. S. research analysts, research assistants and long-term research interns.

o The Chief Investment Officer-International reviews holdings and transactions for all international portfolio managers and research analysts, research assistants and long-term research interns.

o The Chief Investment Officer-U. S. Equities reviews the President's holdings and transactions.

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                             Harris Associates L.P.

                                  ATTACHMENT 1

                      RESTRICTIONS ON PURCHASES AND SALES
                    OF APPROVED LIST SECURITIES BY EMPLOYEES
                            EFFECTIVE MARCH 1, 2004

In addition to the existing restrictions and pre-approval procedures for employee trading in the Code of Ethics and Employee Trade Procedures, the following rules became effective as of March 1, 2004:

     1.   "Last Out" Rule for Sales of Approved List Securities:

          o The employees listed below cannot sell (or sell short) an Approved List security (any security on the SSG, Small Cap or International Approved Lists) until the later of: (1) two days after the security is no longer owned by any mutual fund advised or subadvised by the Firm or (2) two days after the security is no longer on any Approved List.

          o Employees subject to this "Last Out" rule include all investment professionals (e. g. , Fund/Portfolio Managers, Research Analysts, Research Associates and long-term Research Interns), Traders, Trade Coordinators, Portfolio Specialists, Portfolio Associates, the aforementioned persons' immediate supervisors, IT Trading Technology staff, HAIT officers, the Firm's General Counsel, and the Firm's Chief Compliance Officer.

          o Any exceptions to the rule may be granted only for a showing of "hardship" or to divest of de minimus shares of a security acquired as the result of a corporate action, and must be approved by the President, Chief Investment Officer, and General Counsel.

          o Existing holdings that were held prior to the effective date of this rule will be "grandfathered"(6). Existing holdings that were purchased prior to becoming a Harris employee or prior to the employee becoming subject to the Last Out rule can be sold within a 90 day period after the employee's start date provided such sales are not within the restriction periods described in this policy above and in the Code of Ethics, and are pre-approved by Harris' President as described below. However, any subsequent purchases of the same approved-listed security (or a new security resulting from a corporate action related to the original security) will be subject to the Last Out rule. Covered employees relying on the grandfathering provision must provide documentation that shows when the shares were purchased (e. g. , a brokerage statement with purchase date information).

          o All sales subject to this rule (including sales of "grandfathered" holdings) must be pre- approved by the President (or in his or her absence, the Chief Investment Officer -- Domestic or the Chief Investment Officer - International).

     2.   Rules Restricting Securities Purchases By Fund Managers:

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(6) "Grandfathered" means that the sale request will not be subject to the additional restrictions set forth under the Last Out Rule (with the exception of the President pre-approval requirement).

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                             Harris Associates L.P.

o Oakmark Funds: An Oakmark Fund manager cannot purchase (or buy to cover) an equity security that is currently owned in any fund that he manages. In addition, the following restrictions apply to managers of the funds listed below:

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     OAKMARK MUTUAL FUND                      FUND MANAGER RESTRICTION
--------------------------------------------------------------------------------
Oakmark Fund                         No purchases of shares of companies having
Oakmark Select Fund                  a market cap in excess of USD $2 billion.
Oakmark Global Select
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Oakmark International Fund           No purchases of shares of non-U.S.
                                     companies having a market cap in excess of
                                     USD $2 billion.
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Oakmark International Small          No purchases of shares of non-U.S.
Cap Fund                             companies having a market cap of greater
                                     than USD $750 million.
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Oakmark Global Fund                  No purchases of shares of companies having
Oakmark Equity and Income Fund       a market cap greater than USD $750
                                     million.
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o    ADVISED AND SUBADVISED FUNDS: If shares of an advised or subadvised fund
     (where at least 2/3 of the fund's assets are managed by Harris Associates) are eligible for purchase by a manager of the fund, the same restrictions applicable to Oakmark Funds managers in the table immediately above will apply (depending on whether the fund is domestic, international or global and whether it is a small cap, large cap or all cap fund).

     If shares of all of the advised or subadvised funds managed by a portfolio manager are not eligible for purchase, the manager may purchase securities owned by those funds or may purchase other securities, subject to all other applicable employee trade restrictions (including the "Last Out" rule above).

o Covered employees with existing holdings (whether grandfathered or not) will not be required to sell their securities.

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                                         Updated and Approved 10/30/2006 Updated
                    5/9/07, 11/8/10, 5/24/12, 5/22/14, 11/10/14, 3/9/16, 9/21/16